                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          American Homestar Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                         AMERICAN HOMESTAR CORPORATION
                     2450 SOUTH SHORE BOULEVARD, SUITE 300
                            LEAGUE CITY, TEXAS 77573

                               September 8, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of American Homestar Corporation (the "Company") to be held at the Hotel Adolphus, 1321 Commerce, Dallas, Texas 75202 on Friday, October 9, 1998, at 10:00 a.m. local time. The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of nine directors of the Company and approval of the Market Capitalization Enhancement Stock Option Plan (the "Plan"). We have also enclosed a copy of the Company's Annual Report for the fiscal year ended May 31, 1998.

     The Company's Board of Directors believes that a favorable vote for each person nominated to serve as a director of the Company and for the approval of the Plan is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each nominee and "FOR" the Plan. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

     Please sign, date and return the enclosed Proxy without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

                                           Sincerely,

                                           /s/ FINIS F. TEETER

                                           Finis F. Teeter
                                           Chairman of the Board

                         AMERICAN HOMESTAR CORPORATION
                     2450 SOUTH SHORE BOULEVARD, SUITE 300
                            LEAGUE CITY, TEXAS 77573

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 9, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of American Homestar Corporation, a Texas corporation (the "Company"), will be held at the Hotel Adolphus, 1321 Commerce, Dallas, Texas 75202, on Friday, October 9, 1998, 10:00 a.m. local time. A Proxy and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the following purposes:

          (1) To elect nine members of the Board of Directors for terms expiring in 1999.

          (2) To approve the Market Capitalization Enhancement Stock Option
     Plan.

          (3) To transact any other business that may properly come before the Meeting or any adjournments thereof.

     The close of business on August 31, 1998, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to the examination of any shareholder during ordinary business hours at the principal executive offices of the Company at 2450 South Shore Boulevard, Suite 300, League City, Texas 77573.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                           By Order of the Board of Directors

                                           /s/ CRAIG A. REYNOLDS

                                           Craig A. Reynolds
                                           Secretary

Houston, Texas
September 8, 1998

                         AMERICAN HOMESTAR CORPORATION
                     2450 SOUTH SHORE BOULEVARD, SUITE 300
                            LEAGUE CITY, TEXAS 77573

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 9, 1998

     This Proxy Statement is being first mailed on or about September 8, 1998, to shareholders of American Homestar Corporation, a Texas corporation (the "Company"), by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at the Hotel Adolphus, 1321 Commerce, Dallas, Texas 75202, on Friday, October 9, 1998, at 10:00 a.m., local time, or at such other time and place to which the Meeting may be adjourned.

     The purpose of the Meeting is to consider and act upon: (i) the election of nine directors for terms expiring in 1999; (ii) approval of the Market Capitalization Enhancement Stock Option Plan (the "Plan"); and (iii) such other matters as may properly come before the Meeting or any adjournments thereof.

     All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted: (i) FOR the election of the nine persons named under "Election of Directors" as nominees for election as directors of the Company for terms expiring in 1999; (ii) FOR the approval of the Plan; and (iii) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournment thereof.

     Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. Any shareholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice to the Secretary of the Company, by execution and delivery of a later Proxy or by voting in person at the Meeting.

                       RECORD DATE AND VOTING SECURITIES

     The record date for determining the shareholders entitled to vote at the Meeting was the close of business on August 31, 1998 (the "Record Date"), at which time the Company had issued and outstanding approximately 17,536,416 shares of common stock, par value $.05 per share (the "Common Stock"). The shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting.

                               QUORUM AND VOTING

     The presence at the Meeting, in person or by Proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum. Each share of Common Stock represented at the Meeting in person or by proxy will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date will be entitled to cast one vote for each share of Common Stock registered in such holder's name.

     Approval of Proposal No. 1 to elect the nine nominees to serve as members of the Board of Directors for terms expiring at the Company's Annual Meeting of Shareholders in 1999 requires the affirmative vote of a plurality of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Votes may be cast in favor or withheld with respect to such proposal. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation for such proposal and, therefore, will not affect the outcome of the vote on such proposal.

     In order to comply with certain rules promulgated under the Internal Revenue Code and of the Nasdaq National Market, approval of Proposal No. 2 to approve the Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Abstentions on the proposal may be specified and will have the same effect as a vote against such proposal.

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter in which brokers or nominees have no discretionary power to vote, broker non-votes will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Brokers or nominees have discretionary power to vote on Proposal No. 1, but have no discretionary power to vote with respect to Proposal No. 2. Accordingly, broker non-votes will not be counted with respect to Proposal No. 2.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information as of August 7, 1998, regarding the beneficial ownership of Common Stock of the Company by (i) each person as a group known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) the Company's Named Executive Officers (as herein defined) and
(iv) the directors and named Executive Officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

                                                              AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER OR GROUP                             BENEFICIAL OWNERSHIP   PERCENT OF CLASS
---------------------------------                             --------------------   ----------------
Finis F. Teeter(1)(2).......................................       2,485,344              14.19%
Laurence A. Dawson, Jr.(1)(3)...............................       2,244,532              12.81%
Craig A. Reynolds(4)........................................         104,377             *
Charles N. Carney, Jr.(4)...................................         221,209               1.25%
Jackie H. Holland(5)........................................          67,573             *
Ronald McCaslin.............................................          75,000             *
William O. Hunt(6)..........................................          51,566             *
Jack L. McDonald(6).........................................          37,502             *
Dale V. Kesler(7)...........................................           5,200             *
William C. Morris(8)........................................       1,104,237               6.31%
Directors and executive officers as a group (9 persons).....       5,292,303              30.30%

---------------

 *  Less than 1%.

(1) The address of Finis F. Teeter is 2450 South Shore Boulevard, Suite 300, Texas 77573. The address of Laurence A. Dawson, Jr. is 2221 East Lamar Boulevard, Suite 790, Arlington, Texas 76006.

(2) Mr. Teeter's shares include 1,557,717 shares that are owned by Teeter Investments, Ltd., a limited partnership in which Mr. Teeter is the managing general partner, and 145,308 shares that are owned by the Teeter 1992 Trust, of which Mr. Teeter is trustee. Includes 166,398 shares that are purchasable pursuant to options immediately exercisable or exercisable within 60 days.

(3) Mr. Dawson's shares include 1,392,188 shares that are owned by Dawson Adventures, Ltd. ("DAL"), a limited partnership in which Mr. Dawson is the managing general partner. Mr. Dawson has the sole power to dispose of all of such shares but, pursuant to the terms of the DAL partnership agreement, Mr. Dawson currently has the power to vote only 263,124 of such shares. In addition, the beneficial ownership figure for Mr. Dawson includes 459,177 shares that are owned jointly with Mrs. Dawson. Mrs. Dawson is deemed to beneficially own 263,124 shares that are owned by DAL by virtue of the fact that she has the right to vote such shares pursuant to the partnership agreement; however, she does not currently have the power to dispose of such shares. Includes 166,398 shares that are purchasable pursuant to options immediately exercisable or exercisable within 60 days.

(4) Includes 21,094 shares that are purchasable pursuant to options immediately exercisable or exercisable within 60 days.

(5) Includes 22,501 shares that are purchasable pursuant to options immediately exercisable or exercisable within 60 days.

(6) Includes 31,603 shares that are purchasable pursuant to options immediately exercisable or exercisable within 60 days.

(7) Includes 5,000 shares that are purchasable pursuant to options immediately exercisable or exercisable within 60 days.

(8) Pursuant to Schedule 13G, William C. Morris was the beneficial owner of 1,104,237 shares at December 31, 1997, of which it has shared power to vote or direct the vote with J. & W. Seligman & Co. Incorporated of which Mr. Morris owns the majority of the outstanding voting securities. The address of Mr. Morris is 100 Park Avenue, 8th Floor, New York, New York 10017.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     There are nine directors to be elected for terms expiring at the Company's Annual Meeting of Shareholders in 1999 or until their successors have been elected and qualified. It is intended that the names of the persons indicated in the following table will be placed in nomination and that the persons named in the Proxy will vote for their election. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors, if elected; however, if any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, the persons named in the Proxy will have discretionary authority to vote the Proxy for a substitute. Proxies cannot be voted for more than nine nominees.

     The nominees are as follows:

NAME                          AGE                            POSITION
----                          ---                            --------
Finis F. Teeter(1).........   54    Chairman of the Board and Co-Chief Executive Officer
Laurence A. Dawson,           54    President, Co-Chief Executive Officer and Director
  Jr.(1)...................
Craig A. Reynolds..........   49    Executive Vice President, Chief Financial Officer,
                                      Secretary and Director
Charles N. Carney, Jr......   43    Executive Vice President and Director
Ronald E. McCaslin.........   51    Executive Vice President and Director
Jackie H. Holland..........   51    Vice President, Treasurer and Director
William O. Hunt(2)(3)......   64    Director
Jack L. McDonald(2)(3).....   65    Director
Dale V. Kesler(3)..........   59    Director

---------------

(1) Member of the Executive Committee.

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

     Finis F. Teeter is a founder of the Company and served as Chairman of the Board and Chief Executive Officer from 1971 until August 1993. Since August 1993, Mr. Teeter has served as Chairman of the Board and Co-Chief Executive Officer. Prior to forming the Company, Mr. Teeter served in various sales and sales management capacities with Teeter Mobile Homes from 1962 to 1969 and with Mobile Home Industries from 1969 to late 1970.

     Laurence A. Dawson, Jr. has served as President, Co-Chief Executive Officer and as a Director of the Company since August 1993. Mr. Dawson served as Chief Executive Officer and Chairman of the Board of Oak Creek Homes, Inc. from its founding in 1983 until August 1993, when it was combined with the Company. Mr. Dawson served as Executive Vice President -- Chief Operating Officer and in other executive positions with Kaufman & Broad Home Systems, Inc. from 1972 to 1983. Mr. Dawson is a director of the Manufactured Housing Institute and the Texas Manufactured Housing Association. Mr. Dawson holds a Master of Business Administration degree from Harvard University.

     Craig A. Reynolds has served as Executive Vice President, Chief Financial Officer and Secretary of the Company since joining the Company in 1982, and has been a Director of the Company since 1985. Mr. Reynolds is a Certified Public Accountant and holds a Master of Business Administration degree from Florida Institute of Technology.

     Charles N. Carney, Jr. has served as Executive Vice President of the Company since June 1993 and as President and Chief Operating Officer of Nationwide Housing Corporation, a subsidiary of the Company, since 1987. He has served as a Director of the Company since August 1993. Mr. Carney has served in various sales, sales management and senior sales management capacities with the Company since joining its predecessor in 1977. Mr. Carney holds a Bachelor of Business Administration degree from Eastern Kentucky University.

     Ronald E. McCaslin has served as Executive Vice President of the Company and as President and Chief Operating Officer of Oak Creek Housing Corporation, a subsidiary of the Company, since September 1997. He has served as a Director of the Company since January 1998. From January 1995 to September 1997, Mr. McCaslin served as Regional Vice President of Fleetwood Homes, Inc., Central Division in Texas. Prior to that he held several sales, sales management and general manager positions within the manufacturing housing industry since 1971. Mr. McCaslin is a director of the Texas Manufactured Housing Association and has previously served as a director of five other state manufacturing associations.

     Jackie H. Holland has served as Vice President, Treasurer and as a Director of the Company since August 1993. Mr. Holland served as Vice President and Chief Financial Officer of Oak Creek Homes, Inc. from 1989 to 1993. Before joining Oak Creek Homes, Inc., Mr. Holland held various financial and general management positions with Palm Harbor Homes, Inc. from 1978 to 1989 and Redman Homes, Inc. from 1970 to 1978. Mr. Holland holds a Bachelor of Science in Accounting degree from the University of North Alabama.

     William O. Hunt has served as a Director of the Company since July 1994. Mr. Hunt is currently Chairman of the Board of Intellicall, Inc., a diversified telecommunications company providing products and services to pay telephone networks on a worldwide basis. Mr. Hunt is also currently Chairman of the Board of Internet America, Inc. an Internet service provider. From December 1992 to May 1998, Mr. Hunt served as Chief Executive Officer of Intellicall, Inc. From August 1990 to March 1996, Mr. Hunt served as Chairman or Vice Chairman of the Board and director of Hogan Systems, Inc., a designer of integrated online application software products for financial institutions. He is also a director of Dr. Pepper Bottling Holdings, Inc., The Allen Group, Inc., DSC Communications Corporation and OpTel, Inc.

     Jack L. McDonald has served as a Director of the Company since September 1994. Since September 1997, Mr. McDonald has served as Chief Executive Officer of New Millennium Homes, Inc., a land development home building company. From 1986 to 1997, Mr. McDonald was self-employed as a business consultant. From 1978 to 1986, Mr. McDonald served as President and Chief Operating Officer of Centex Corporation, a corporation involved in the home-building, cement, oil and gas and general construction industries.

     Dale V. Kesler has served as a Director of the Company since April 1998. He was managing partner of Andersen Worldwide's Dallas/Fort Worth Office from 1983 until his retirement in 1995. Mr. Kesler is also a

Director of Elcor Corporation, Methodist Hospitals of Dallas, New Millennium Homes, Inc. and Resource Services, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR ELECTION AS DIRECTORS OF THE COMPANY.

                                 PROPOSAL NO. 2

      APPROVAL OF THE MARKET CAPITALIZATION ENHANCEMENT STOCK OPTION PLAN

     During the last two years the manufactured housing industry has undergone dramatic changes, primarily as a result of the consolidation movement occurring in both the manufacturing and retail portions of the industry. The Company has been a major participant in this consolidation movement. However, many other companies have also been active acquirers, some of which are larger and better capitalized than the Company and some of which have very aggressive consolidation growth plans.

     The competitiveness in the industry for market share as well as for strategic acquisitions has also resulted in increased competition to attract and retain talented senior management. The Company has experienced increased competition in attracting additional senior management. In addition, the Company's senior management is subject to recruitment efforts from significant competitors. For these reasons, the Executive and Compensation Committees of the Board of Directors have evaluated the market and the various alternatives in compensating its senior management so as to attract and hire additional senior management and to retain its existing senior management.

     The Executive and Compensation Committees studied the various alternatives to providing senior management with stock ownership opportunities. These Committees determined that a stock option plan which provided vesting upon increases in the market capitalization of the Company was the most appropriate way to provide senior management with stock ownership opportunities. The Market Capitalization Enhancement Stock Option Plan ( the "Plan") ties senior management and non-employee director benefits under the Plan directly to Company performance providing vesting upon increases in the market capitalization of the Company. The first level of vesting under the Plan requires an approximate 85% increase in the Company's market capitalization.

     The Plan (a copy of which is attached hereto as Exhibit A) was unanimously approved by the Board of Directors. The Board of Directors believes that adoption of the Plan is very important to the continued growth and success of the Company and recommends that shareholders vote in favor of the Plan.

     The Plan provides for the grant from time to time of an aggregate of 1,200,000 non-qualified options to purchase shares of Common Stock (the "Options") at the fair market value of the Common Stock on the date of grant to key executive employees and non-employee directors. There are currently six key executive employees and three non-employee directors. Each Option will become exercisable according to the following schedule:

      CUMULATIVE         AS OF THE FIRST DATE ON WHICH THE COMPANY'S
PERCENTAGE EXERCISABLE     MARKET CAPITALIZATION EQUALS OR EXCEEDS
----------------------   -------------------------------------------
          20%                         $500 million
          40                          $600 million
          60                          $700 million
          80                          $800 million
          90                          $900 million
         100                          $1 billion

The market capitalization of the Company at the close of business on August 31, 1998 was approximately $270 million, based on a closing price of $15.375 per share.

     In addition, each Option will become exercisable, if not already vested, seven years after the date of the grant of such Option and will terminate eight years after the date of grant of such Option. Each Option shall become fully exercisable upon a change in control of the Company.

     Options granted pursuant to the Plan will be administered by a committee of the Board of Directors consisting of two or more non-employee directors within the meaning of Rule 16b-3. The Plan is currently administered by the Compensation Committee, which consists of two non-employee directors.

     Shareholder approval is required under the Plan (other than where the committee shall determine that any stock dividend, reverse split or similar event as set forth in the Plan would require an adjustment to grants under the
Plan) (i) to decrease the purchase price of any shares of Common Stock issuable upon exercise of any previously granted Option and (ii) to increase the maximum number of shares of Common Stock that may be issued pursuant to the Plan. Additionally, shareholder approval is required to change the designation or class of persons eligible to participate in the Plan.

     The Options must be exercised by written notice to the Company of the number of shares of Common Stock being purchased and the exercise price may be paid (i) in cash, (ii) by certified or cashier's check, (iii) in shares of Common Stock then owned by the optionee or (iv) any other form permitted by the Board of Directors.

     On August 31, 1998, the Compensation Committee awarded options under the Plan as provided below, subject to the Plan being approved by the shareholders of the Company. The market value of the Common Stock underlying the options on August 31, 1998 was $15.375.

                                                              NUMBER OF SHARES
                                                              OF COMMON STOCK
                                                                 UNDERLYING
                       NAME AND TITLE                         OPTIONS GRANTED
                       --------------                         ----------------
Finis F. Teeter.............................................      200,000
  Chairman of the Board, Co-Chief Executive Officer and
  Director
Laurence A. Dawson, Jr......................................      200,000
  President, Co-Chief Executive Officer and Director
Craig A. Reynolds...........................................      100,000
  Executive Vice President, Chief Financial Officer,
  Secretary and Director
Charles N. Carney, Jr.......................................      100,000
  Executive Vice President of the Company, President and
  Chief Operating Officer of Nationwide Housing Corporation
  (the Retail Division of the Company) and Director
Ronald E. McCaslin..........................................      100,000
  Executive Vice President of the Company, President and
  Chief Operating Officer of Oak Creek Housing Corporation
  (the Manufacturing Division of the Company) and Director
Jackie H. Holland...........................................       50,000
  Vice President, Treasurer and Director
William O. Hunt.............................................       25,000
  Director
Jack L. McDonald............................................       25,000
  Director
Dale V. Kesler..............................................       25,000
  Director
Executive Officers as a group...............................      750,000
Non-Executive Directors as a group..........................       75,000

The remainder of the shares under the Plan will be available for grant from time to time to senior members of management of the Company and non-employee directors of the Company.

               SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                            OF GRANTS UNDER THE PLAN

     The following is a limited discussion of the material federal income tax consequences to the Company and participants of grants under the Plan. No attempt has been made to comment on all relevant tax matters related to the Plan nor those dependant upon the particular circumstances of a recipient of a grant. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder, administrative rulings and court decisions, all of which are subject to change (possibly retroactively).

     No taxable income generally is realized by the participant upon the grant of a non-qualified option. Upon exercise of a non-qualified option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. The tax basis of the shares acquired by the participant will be the fair market value on the date of exercise. When a participant disposes of shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the fair market value of the shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the shares. The holding period commences upon the exercise of the non-qualified stock option. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the shares. The exercise of a non-qualified stock option will not trigger the alternative minimum tax consequences applicable to incentive stock options.

     There generally will be no federal income tax consequences to the Company upon the grant of an Option pursuant to the Plan. Except as provided below with respect to the deduction limitation of Section 162(m) of the Code, and subject to the general capitalization requirements of the Code, upon the exercise of an Option the Company will generally be entitled to a compensation deduction in an amount equal to any excess of the fair market value, as of the exercise date, of the Common Stock issuable upon exercise of the option over the exercise price of the Option.

     Section 162(m) of the Code limits the aggregate annual compensation deduction with respect to certain covered employees of publicly traded corporations to $1,000,000 per covered employee. Covered employees include a corporation's chief executive officer and its four other highest compensated officers for the applicable taxable year. Compensation resulting from the Options is potentially subject to the Code Section 162(m) limitation. Certain "qualified performance based compensation" is excepted from the Section 162(m) limitation (the "QPBC Exception"). The Plan is intended to satisfy the requirements of the QPBC Exception. If the Plan or any Option grant was determined not to satisfy the QPBC Exception, all or part of the compensation deduction attributable to an Option may be denied and the Company's after-tax cost of the Options will increase.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PLAN.

BOARD OF DIRECTORS AND COMMITTEES

     The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval of the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors met five times and acted by unanimous written consent two times during fiscal 1998. During fiscal 1998, each member of the Board of Directors participated in at least 75% of all Board of Directors and applicable committee meetings held during the period for which he was a director.

     The Board of Directors has established executive, audit and compensation committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during fiscal 1998 are described below.

     Executive Committee. The Executive Committee is empowered to act in lieu of the Board of Directors on any matter except where action of the Board of Directors as a whole is expressly required by law or by the

Articles of Incorporation or Bylaws of the Company. Messrs. Teeter and Dawson currently are members of the Executive Committee. The Executive Committee met 18 times during fiscal 1998.

     Audit Committee. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be independent certified public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent certified public accountants the Company's annual audit and annual consolidated financial statements and the results of quarterly reviews; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent certified public accountants or the Board of Directors; and evaluates all public financial reporting documents of the Company. Messrs. Hunt, McDonald and Kesler currently are members of the Audit Committee. The Audit Committee met five times during fiscal 1998.

     Compensation Committee. The Compensation Committee approves the compensation of executive officers of the Company, establishes and monitors the compensation policies of the Company, administers the Company's 1994 Amended and Restated Stock Compensation Plan (the "Stock Compensation Plan") and administers the Plan. The Compensation Committee has the power to determine from time to time the individuals to whom options will be granted, the number of shares to be covered by each option and the times at which options will be granted. Messrs. Hunt and McDonald currently are members of the Compensation Committee. The Compensation Committee met four times and acted upon unanimous written consent four times during fiscal 1998.

     The Company does not have a nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company is engaged in a competitive and specialized industry and believes that it must be able to attract and retain experienced, qualified executives and key employees. The Company's executive compensation program for fiscal 1998 was established by the Compensation Committee, comprised of Messrs. Hunt and McDonald, independent directors.

EXECUTIVE COMPENSATION POLICY

     The Company's compensation policy is designed to support the overall objective of enhancing value for the Company's shareholders by: (i) attracting, developing, rewarding and retaining highly qualified and productive individuals;
(ii) directly relating compensation to both Company and individual performance;
(iii) ensuring compensation levels that are externally competitive and internally equitable; and (iv) encouraging executive stock ownership to enhance a mutuality of interest with other shareholders. The following is a description of the specific elements of the Company's executive compensation and how each relates to the objectives and policy outlined above. See also "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     Base Salary. The Compensation Committee reviewed each executive officer's salary. In determining appropriate salary levels, the Compensation Committee considered individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility.

     Short-term Incentives. In fiscal 1998, certain executive officers qualified for annual bonuses based on the performance and profitability of the entire Company and were eligible for quarterly incentive and/or annual bonuses based on performance and profitability of the operating division or unit over which that executive officer exercised the most direct operating control, as well as an annual bonus based on total Company performance.

     Long-Term Incentives. The Company's long-term incentive compensation philosophy is that long-term incentives should be related to improvement in long-term shareholder value, thereby creating a mutuality of interest with shareholders. In furtherance of this objective, the Company awards to its executive officers stock options under the Stock Compensation Plan and under the Plan (subject to shareholder approval of the Plan).

Stock options encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. Stock options generally are exercisable at the fair market value at the date of grant and in five installments beginning at least one year after the date of grant or when certain stock performance measurements are achieved. The Company also has the ability under the Stock Compensation Plan to award other stock-based compensation incentives, such as restricted stock and stock appreciation rights, although it has not done so to date.

     Rationale for Co-Chief Executive Officer Compensation. The compensation packages of Messrs. Teeter and Dawson have been designed to encourage short- and long-term performance in line with the interests of the Company's shareholders. For fiscal 1998, Messrs. Teeter and Dawson each had an annual salary of $235,000 and annual incentives as described above. The Compensation Committee believes Messrs. Teeter's and Dawson's total compensation for fiscal 1998 reflects individual and Company performance for such period.

     This report is submitted by the members of the Compensation Committee as of the end of the 1998 fiscal year.

          William O. Hunt
          Jack L. McDonald

     The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation to the Company's Co-Chief Executive Officers and the four most highly compensated executive officers for services rendered in all capacities during the Company's last three fiscal years (collectively referred to herein as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                                               -----------------------------------------------
                                                   ANNUAL COMPENSATION                 AWARDS                   PAYOUTS
                                              ------------------------------   -----------------------    --------------------
                                                                    OTHER                   SECURITIES
                                                                    ANNUAL     RESTRICTED   UNDERLYING     LTIP     ALL OTHER
                                     FISCAL   SALARY     BONUS     COMPEN-       STOCK       OPTIONS/     PAYOUTS    COMPEN-
NAME AND PRINCIPAL POSITION           YEAR      ($)       ($)     SATION ($)   AWARDS ($)    SARS (#)       ($)     SATION ($)
---------------------------          ------   -------   -------   ----------   ----------   ----------    -------   ----------
Finis F. Teeter....................   1998    235,000   482,229        --           --             --        --       23,790(1)
  Chairman of the Board and           1997    216,667   347,865        --           --        234,375(8)     --       36,751(1)
  Co-Chief Executive Officer          1996    180,000   232,477        --           --         46,875(7)     --       35,796(1)
Laurence A. Dawson, Jr.............   1998    235,000   482,229        --           --             --        --       23,790(2)
  President and Co-Chief              1997    216,667   347,865        --           --        234,375(8)     --       26,909(2)
  Executive Officer                   1996    180,000   232,477        --           --         46,875(7)     --       30,073(2)
Craig A. Reynolds..................   1998    135,000   216,175        --           --             --        --        6,503(3)
  Executive Vice-President,           1997    120,000   154,606        --           --         39,375(7)     --        4,704(3)
  Chief Financial Officer and         1996    120,000   103,323        --           --         35,157(7)     --        4,268(3)
  Secretary
Charles N. Carney, Jr..............   1998    135,000   289,962        --           --             --        --        1,610(4)
  Executive Vice President of         1997    100,000   256,031        --           --         39,375(7)     --        2,310(4)
  the Company and President of        1996    100,000   235,172        --           --         35,157(7)     --        3,278(4)
  the Retail Division
Ronald E. McCaslin.................   1998    101,250   368,704                     --         75,000(7)     --        8,864(5)
  Executive Vice President of         1997                   --        --           --             --        --           --
  the Company and President of        1996                   --        --           --             --        --           --
  Manufacturing Division
Jackie H. Holland..................   1998    110,000   205,275                     --             --        --        7,342(6)
  Vice President and Treasurer        1997    100,000   186,918        --           --         31,875(7)     --        8,723(6)
                                      1996     79,200   115,608        --           --         28,125(7)     --        6,461(6)

---------------

(1) Consists of $9,000 car allowance in fiscal 1996, 1997 and 1998, $895, $2,160 and $5,634 of Company contributions to the Company's Saving Plan in fiscal 1996, 1997 and 1998 respectively, $7,886, $8,128 and $9,156 for payments of term-life and disability insurance in fiscal 1996, 1997 and 1998, respectively, and $18,015, $17,463 for equivalent compensation as provided for in Mr. Teeter's employment agreement in fiscal 1996 and 1997, respectively.

(2) Consists of $9,000 car allowance in fiscal 1996, 1997 and 1998, $2,310, $2,375 and $2,375 of Company contributions to the Company's Savings Plan in fiscal 1996, 1997 and 1998, respectively; and payments of $18,763, $15,534 and $12,415 for various insurance premiums, including split-dollar life, term-life, disability, automobile and health in fiscal 1996, 1997, and 1998, respectively.

(3) Consists of $1,090, $1,200 and $2,999 of Company contributions to the Company's Savings Plan in fiscal 1996, 1997 and 1998, respectively, and $3,178, $3,504 and $3,504 for payments of term-life and disability insurance in fiscal 1996, 1997 and 1998, respectively.

(4) Consists of $2,294, $1,326, and $792 of Company contributions to the Company's Savings Plan in fiscal 1996, 1997 and 1998, respectively, and $984, $984 and $818 for payment of term-life and disability insurance in fiscal 1996, 1997 and 1998.

(5) Consists of $5,505 car allowance in fiscal 1998 and payments of $3,014 for payments of term-life and disability insurance in fiscal 1998.

(6) Consists of car allowance of $6,200 in fiscal 1996, 1997 and 1998, 1,661, $1,645 and $692 of Company contributions to the Company's Savings Plan in fiscal 1996, 1997 and 1998, respectively, and $2,278 and 1,242 for payment of term-life and disability insurance in fiscal 1997 and 1998.

(7) Options granted pursuant to the Stock Compensation Plan. Options have been adjusted for the 5-for-4 stock split in February, 1997 and the 3-for-2 stock split in October 1997 (in each case, applicable).

(8) Includes 93,750 options granted pursuant to the Stock Compensation Plan and 140,625 options pursuant to Non-Qualified Stock Option Agreements. Options have been adjusted for the 5-for-4 stock split on February 7, 1997 and the 3-for-2 stock split in October 1997.

           OPTION/STOCK APPRECIATION RIGHT GRANTS DURING FISCAL 1998

                                                                                          POTENTIAL REALIZABLE
                                                  PERCENTAGE                                VALUE AT ASSUMED
                                  NUMBER OF         TOTAL                                 ANNUAL RATES OF STOCK
                                  SECURITIES     OPTIONS/SARS    EXERCISE                 PRICE APPLICATION FOR
                                  UNDERLYING      GRANTED TO      OR BASE                      OPTION TERM
                                 OPTIONS/SARS     EMPLOYEES      PRICE PER   EXPIRATION   ---------------------
NAME                               GRANTED      IN FISCAL YEAR     SHARE        DATE         5%         10%
----                             ------------   --------------   ---------   ----------   --------   ----------
Ronald E. McCaslin
  Non-Qualified Options........     42,000          15.24%        $15.21      9/2/2004    305,025      730,569
  Incentive Stock Options......     33,000          11.97%        $15.21      9/2/2004    239,663      574,019
                                                                                          -------    ---------
                                                                                          544,688    1,304,588
                                                                                          =======    =========

  AGGREGATED OPTION/STOCK APPRECIATION RIGHT EXERCISES DURING FISCAL 1998 AND
             FISCAL YEAR END OPTION/STOCK APPRECIATION RIGHT VALUES

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                                                   UNEXERCISED            IN-THE-MONEY
                                                                 OPTIONS/SARS AT        OPTIONS/SARS AT
                                       SHARES       VALUE         MAY 31, 1998            MAY 31, 1998
                                     ACQUIRED ON   REALIZED       EXERCISABLE/            EXERCISABLE/
NAME                                 EXERCISE(#)     ($)          UNEXERCISABLE         UNEXERCISABLE(1)
----                                 -----------   --------   ---------------------   --------------------
Finis F. Teeter....................       --          --         126,556/154,695      1,632,730/1,963,175
Laurence A. Dawson, Jr.............       --          --         126,556/154,695      1,632,730/1,963,175
Craig A. Reynolds..................       --          --          14,064/60,469         223,603/829,954
Charles N. Carney, Jr..............       --          --          14,064/60,469         223,603/829,954
Ronald E. McCaslin.................                                    0/75,000               0/453,000
Jackie H. Holland..................       --          --          15,470/51,562         262,147/718,697

---------------

(1) Value is calculated based on the difference between the option exercise price and $21.25 (the last price of the Common Stock on May 29, 1998) multiplied by the number of shares of Common Stock underlying the option.

COMPENSATION OF DIRECTORS

     Directors of the Company who are employees or affiliates of the Company do not receive compensation for their services as directors, although they are reimbursed for travel and lodging expenses in connection with their attendance at board meetings. The Company pays an annual fee in the amount of $15,000 and meeting fees of $1,000 per meeting to its directors who are not employees or affiliates of the Company ("Independent Directors"). In addition, each Independent Director will receive a non-qualified stock option to purchase 5,000 shares of Common Stock upon each person's initial election to the Board of Directors, which such options becoming immediately exercisable. Following his initial term as an Independent Director, if reelected, and every fourth year reelected thereafter, each Independent Director will receive a non-qualified option to purchase 10,000 shares of Common Stock. Each of such options would vest 25% annually, with the initial 25% becoming exercisable on the date of grant of the option and an additional 25% becoming exercisable on each of the first three anniversaries of the grant date. Each current Independent Director has also received an option to purchase 25,000 shares of Common Stock under the Plan. New Independent Directors will be eligible for consideration to receive options under the Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements, effective as of October 1, 1996, with Messrs. Teeter and Dawson (the "Employment Agreements"). Under the Employment Agreements, Messrs. Teeter and Dawson among other things each (a) receive a yearly salary of $235,000; (b) are entitled to receive annual bonuses based upon a percentage of the Company's after-tax and employee bonus net consolidated operating profit; (c) receive a car allowance, plus reimbursement for all automobile expenses; and (d) received options to purchase shares of Company Stock under the Company's 1994 Amended and Restated Stock Compensation Plan. Each Employment Agreement continues until May 31, 2000, unless sooner terminated as set forth in the Employment Agreements and automatically renew for additional one-year periods unless either the Company or the executive gives 180 days written notice prior to the end of the term. Each Employment Agreement also contains provision that provide each executive with compensation in certain events of termination.

     The Company has entered into an employment agreement effective as of August 23, 1997, with Mr. Ronald McCaslin (the "McCaslin Agreement"). Under the McCaslin Agreement, Mr. McCaslin among other things will (a) receive a base salary of $135,000 per year; (b) be entitled to receive (i) annual bonuses based upon a percentage of the consolidated net income of the Company, net of taxes and management bonuses and quarterly and annual bonuses based upon the pre-tax profit performance of Oak Creek Housing Corporation and (ii) quarterly bonuses based upon a percentage of the Company's achievement of its Wall Street Forecast earnings commitment; (c) a relocation allowance; (d) a compensation guaranty;
(e) a long-term deferred compensation arrangement in the form of a loan, a portion of which is forgiven for each year Mr. McCaslin remains employed by the Company; and (f) options to purchase shares of Common Stock under the Stock Compensation Plan. The McCaslin Agreement continues until August 23, 2000 unless terminated sooner as provided therein and automatically renews for additional one-year periods unless either the Company or Mr. McCaslin gives 90 days written notice prior to the end of the term. The McCaslin Agreement also contains a change-in-control provision and other provisions that provide Mr. McCaslin with compensation in certain events of termination.

                            STOCK PERFORMANCE CHART

     The line graph below compares the cumulative total shareholder return on the Common Stock from July 12, 1994, the date of its initial public offering, through May 31, 1998, with the Nasdaq Stock Market -- U.S. ("the Nasdaq Index") and a Peer Group Index. The companies included in the Peer Group Index include Cavalier Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Palm Harbor Homes, Inc., Oakwood Homes Corporation, Schult Homes Corporation, Skyline Corporation and Southern Energy Homes, Inc. The graph assumes that $100 was invested at the beginning of the period and that any dividends during the period were reinvested. The Initial Public Offering price of $3.41 was used as the beginning price of the Common Stock.

                                                      American
               Measurement Period                     Homestar                           Peer Group
             (Fiscal Year Covered)                  Corporation       Nasdaq Index         Index
7/12/94                                                        100               100               100
5/31/95                                                        139               122               101
5/31/96                                                        348               176               184
5/31/97                                                        391               198               167
5/31/98                                                        623               225               252

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, the members of the Executive Committee were primarily responsible for determining executive compensation, although the Compensation Committee reviewed and approved all elements of executive compensation, and determined the compensation for the Company's Co-Chief Executive Officers.

CERTAIN TRANSACTIONS

     MOAMCO Properties, Inc. ("MOAMCO"), a corporation owned by Mr. Teeter, leased to the Company two retail sales centers. Between June 1, 1997 and August 1, 1998, the Company and its subsidiaries paid $97,500 to MOAMCO under such leases. The Company believes that all of such lease agreements are on terms as favorable to the Company as generally available to unaffiliated parties for comparable properties.

     It is the policy of the Company that any future transactions with affiliated individuals or entities will be on terms as favorable to the Company as those reasonably available from unrelated third parties, and any such affiliated transactions will require the approval of a majority of the Independent Directors.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Directors, officers and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on representations from certain reporting persons, the Company believes that, during the year ended May 31, 1998, each of the officers, directors and greater than 10% shareholders complied with all such applicable filing requirements.

                             SHAREHOLDER PROPOSALS

     Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the Company's 1999 Annual Meeting of Shareholders, such proposals must be received by the Company not later than May 11, 1999. Such proposals should be directed to American Homestar Corporation, 2450 South Shore Boulevard, Suite 300, League City, Texas 77573,
Attention: Secretary.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's principal auditors are KPMG Peat Marwick LLP. A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting and will have the opportunity to make any desired statement and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

     The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

     All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

     Accompanying this Proxy Statement is a copy of the Company's Annual Report for the fiscal year ended May 31, 1998 (the "Annual Report"). The Annual Report is not to be deemed a part of this Proxy Statement.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON THE WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO AMERICAN HOMESTAR CORPORATION, ATTN: CRAIG A. REYNOLDS, SECRETARY, 2450 SOUTH SHORE BOULEVARD, SUITE 300, LEAGUE CITY, TEXAS 77573.

                                            By Order of the Board of Directors

                                            /s/ CRAIG A. REYNOLDS

                                            Craig A. Reynolds
                                            Secretary

Houston, Texas
September 8, 1998

                                                                       EXHIBIT A

                         AMERICAN HOMESTAR CORPORATION

              MARKET CAPITALIZATION ENHANCEMENT STOCK OPTION PLAN

                         AMERICAN HOMESTAR CORPORATION

              MARKET CAPITALIZATION ENHANCEMENT STOCK OPTION PLAN

                                   ARTICLE I

                                  DEFINITIONS

     Unless the context clearly indicates otherwise, as used herein the following terms shall have the following meanings:

     1.1  "Board" means the board of directors of the Company.

     1.2 "Cause" shall have the meaning set forth in any written employment agreement between an Optionee and the Company, provided that if there be no such agreement "Cause" shall mean any of the following: conviction of a crime involving moral turpitude or a crime providing for a term of imprisonment in a federal or state penitentiary; failure or refusal to follow reasonable instructions of the Board; failure or refusal to comply with the reasonable policies, standards and regulations of the Company, which from time to time may be established; failure or refusal to faithfully and diligently perform the usual and customary duties of his or her employment; acting in an unprofessional, unethical, immoral or fraudulent manner; acting in a manner which discredits or is detrimental to the reputation, character or standing of the Company; or the commission of any other act that causes or reasonably may be expected to cause substantial injury to the Company. For purposes of the Plan, the Committee shall have the sole power to determine the existence of Cause.

     1.3  "Code" means the Internal Revenue Code of 1986, as amended.

     1.4 "Committee" means the Compensation Committee of the Board, or such other Board committee as may be designated from time to time by the Board to administer the Plan; provided, however, that the Committee shall consist of two or more directors, each of whom is a "non-Employee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Code and the Treasury regulations thereunder.

     1.5 "Common Stock" means the Common Stock, par value $0.05 per share, of the Company or, in the event that the outstanding shares of Common Stock are hereafter changed into or exchanged for shares of a different stock or security of the Company or another entity, such other stock or security.

     1.6 "Company" means American Homestar Corporation, a Texas corporation, and when appropriate to the context, its direct and indirect subsidiaries.

     1.7  "Effective Date" means August 31, 1998.

     1.8 "Employee" means an Employee of the Company or of any subsidiary of the Company that adopts the Plan, as defined in Section 3401(c) of the Code and the Treasury regulations thereunder.

     1.9  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.10 "Fair Market Value" means, with respect to the Common Stock, such value as determined by the Committee on the basis of such factors as it deems appropriate; provided that if the Common Stock is traded on a national securities exchange or transactions in the Common Stock are quoted on The Nasdaq National Market or similar system, such value as shall be determined by the Committee on the basis of the last reported sales price for the Common Stock on the date for which such determination is relevant, as reported on the national securities exchange or The Nasdaq National Market or similar system, as the case may be. If the Common Stock is not listed and traded upon a recognized securities exchange or quoted on The Nasdaq National Market or similar system, the Committee shall make a determination of Fair Market Value on the basis of the mean between the closing bid and asked quotations for such Common Stock on the date for which such determination is relevant (as reported by a recognized stock quotation service) or, in the event that there shall be no bid or asked quotations on the date for which such determination is relevant, then on the basis of the mean between the closing bid and asked quotations on the date nearest preceding the date for which such determination is relevant for which such bid and asked quotations were available.

     1.11 "Option" means an option to acquire shares of Common Stock granted pursuant to the Plan.

     1.12  "Optionee" means the holder of an Option.

     1.13 "Option Agreement" means an agreement between the Company and an Optionee with respect to one or more Options.

     1.14 "Permanent Disability" has the meaning provided in Section 22(e)(3) of the Code.

     1.15 "Plan" means this American Homestar Corporation Market Capitalization Enhancement Stock Option Plan, as amended from time to time.

     1.16  "Securities Act" means the Securities Act of 1933, as amended.

                                   ARTICLE II

                                 GENERAL TERMS

     2.1 Name. The name of the Plan is the "Market Capitalization Enhancement Stock Option Plan."

     2.2 Purpose. The purpose of the Plan is to help the Company attract and retain superior key executive Employees for positions of substantial responsibility, attract and retain superior non-Employee directors and to provide key executive Employees and non-Employee directors with an additional incentive to contribute to the success of the Company.

     2.3 Effective Date. The Plan shall become effective upon the Effective Date, subject to the approval of the Plan by the Company's stockholders.

     2.4 Participants. Only key executive Employees of the Company, as determined from time to time by the Committee, and non-Employee directors shall be eligible to participate in the Plan.

     2.5 Character of Options. The Options are not "incentive stock options" within the meaning of Section 422 of the Code.

     2.6 Maximum Number of Shares. Subject to adjustment pursuant to Section 5.2, (a) the maximum number of shares of Common Stock for which Options may be granted is 1,200,000, and (b) the maximum number of shares of Common Stock for which Options may be granted to any one Optionee is 400,000.

     2.7 Accounting for Plan Shares. The maximum number of shares of Common Stock for which Options may be granted, both in the aggregate and with respect to each Optionee, shall be reduced by the number of shares of Common Stock for which Options have been granted, regardless of whether any such Option is cancelled, expires or otherwise terminates unexercised. For this purpose, if the purchase price of any Common Stock issuable upon exercise of any Option is reduced after the date the Option was granted, the Option shall be treated as if it had been cancelled and reissued as a newly granted Option.

     2.8 Reservation of Plan Shares. During the term of the Plan, the Company shall reserve for issuance a number of shares of Common Stock sufficient to satisfy the requirements of the Plan.

                                  ARTICLE III

                                 ADMINISTRATION

     3.1 Committee. The Plan shall be administered by the Committee. Subject to any contrary provisions of the Plan, the Committee shall have the sole discretion and authority to determine from time to time the individuals to whom Options shall be granted and the number of shares of Common Stock subject to each Option, to interpret the Plan, to prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, to determine and interpret the details and provisions of each Option Agreement, to modify or amend any Option Agreement or waive any conditions or restrictions applicable to any Option or the exercise thereof, and to make all other determinations necessary or advisable for the administration of the Plan.

     3.2 Action of the Committee. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by all members of the Committee shall constitute the action of the Committee. Meetings of the Committee may take place by telephone conference call.

     3.3 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to the administration of the Plan. The Company shall furnish the Committee with such clerical and other assistance as is necessary or appropriate in the performance of the Committee's duties.

     3.4 Exculpation. No member of the Committee shall be personally liable for, and the Company shall indemnify the members of the Committee and hold them harmless against, all claims and expenses resulting directly or indirectly from any action or inaction by the Committee or by any member of the Committee acting in his capacity as such, including without limitation any determination by the Committee that a "change in control" (as defined in Section 4.5(b)) has or has not occurred or been threatened.

                                   ARTICLE IV

                                    OPTIONS

     4.1 Grant. The Committee may from time to time during the term of the Plan grant Options (the terms of which need not be identical) to eligible Employees and non-Employee Directors.

     4.2 Purchase Price. The purchase price of shares of Common Stock issuable upon the exercise of an Option shall not be less than the Fair Market Value of the shares on the date of grant.

     4.3 Term. Unless sooner exercised in accordance with the Plan, each Option granted under the Plan and all rights thereunder shall expire on the first to occur of any of the following dates:

          (a) the date determined by the Committee at the time of grant and specified in the Option Agreement, provided that such date shall not be later than 8 years after the date of grant;

          (b) the date that is 12 months after the date of termination of the Optionee's employment with the Company as a result of the Optionee's death or Permanent Disability;

          (c) the date of the Optionee's termination of employment with the Company for Cause;

          (d) the date that is 3 months after the date of termination of the Optionee's employment with the Company for any reason other than death, Permanent Disability or Cause; or

          (e) the date that any Optionee who is a non-Employee director ceases to be a member of the Board.

     4.4 Vesting. Subject to Sections 4.3 and 4.5, each Option may be exercised only in accordance with the following schedule, provided that each Option shall, to the extent not previously exercisable, become fully exercisable on the seventh annual anniversary of the date on which the Option was granted.

        CUMULATIVE           AS OF THE FIRST DATE ON WHICH COMPANY'S
PERCENTAGE EXERCISABLE (%)   MARKET CAPITALIZATION EQUALS OR EXCEEDS
--------------------------   ---------------------------------------
             20                         $500 Million
             40                         $600 Million
             60                         $700 Million
             80                         $800 Million
             90                         $900 Million
            100%                        $1 Billion

     The right of an Optionee to exercise an Option shall be cumulative and shall continue for the term of the Option. As used herein, the term "Market Capitalization" shall mean the market capitalization of the Company's issued and outstanding Common Stock, which shall be determined by the Committee on any given day by multiplying the last closing price of the Common Stock on such day by the number of issued and outstanding shares of Common Stock on such day.

     4.5 Acceleration in Certain Events. The Committee may accelerate the right to exercise any Option in whole or in part at any time. Additionally, the following provisions shall apply:

          (a) If the Company or its stockholders resolve to liquidate the Company or enter into an agreement to dispose of all or substantially all of its assets by means of a sale, merger, or other reorganization, pursuant to a transaction in which the Company is not the surviving entity, each Option shall become immediately and fully exercisable commencing as of the date of such resolution or agreement and ending upon the earlier of the date the agreement is consummated or the Option otherwise terminates in accordance with its terms, provided that no Option shall become immediately exercisable under this Section 4.5(a) as a result of any such agreement of sale, merger or other reorganization if provision is made in the agreement for the assumption by the surviving, resulting, or acquiring entity of all outstanding Options or for the substitution of new Options with substantially equivalent benefit.

          (b) Upon the occurrence of a change in control or threatened change in control (as determined by the Committee in its sole discretion), all Options granted prior to the change in control or threatened change in control shall become immediately exercisable. For purposes of this Section, "change in control" means the occurrence, with respect to the Company, of any of the following: (i) a change of stock ownership of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act, and any successor Item of a similar nature; (ii) the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of securities of the Company representing 33% or more of the combined voting power of the Company's then outstanding securities; or (iii) a change during any period of two consecutive years of a majority of the members of the Board for any reason, unless the election, or the nomination for election by the Company's stockholders, of each director was approved by a vote of a majority of the directors then still in office who were directors at the beginning of the period; provided that a change in control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Exchange Act.

     4.6 Manner of Exercise. An Option shall be deemed exercised for purposes of the Plan only when (a) written notice of exercise has been received by the Company at its principal office from the person entitled to exercise the Option, and (b) payment of the purchase price of the shares issuable upon exercise of the Option has been received by the Company in the manner provided in Section
4.7 below.

     4.7 Payment of Purchase Price. The purchase price of shares of Common Stock issuable upon exercise of an Option shall be paid at the time of exercise of the Option, (a) in cash, (b) by certified or cashier's check,

(c) by shares of Common Stock valued at their then Fair Market Value, (d) if permitted by the Committee, by cash or certified or cashier's check for the par value of the shares plus a promissory note for the balance, containing such other terms and providing for security on such terms as the Committee may determine, (e) by delivery of a copy of irrevocable instructions from the Optionee to a broker or dealer, reasonably acceptable to the Committee, to sell the shares issuable upon exercise of the Option or to pledge them as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the purchase price, or (f) in any other form of valid consideration permitted by the Committee.

     4.8 Tax Withholding. The Company's obligation to issue any shares of Common Stock pursuant to the Plan is subject to the prior satisfaction by the Optionee of all withholding taxes or other withholding obligations imposed on the Company or any other person under any federal, state, local or other law in connection with the grant or exercise of any Option, the issuance of any shares pursuant to the exercise of any Option, or the sale or other disposition of any shares received pursuant to the exercise of any Option. The amount of such withholding liability shall be paid to the Company (a) in cash, (b) by check,
(c) by delivery to the Company of shares of Common Stock having a Fair Market Value equal to the amount required to be withheld, (d) if permitted by the Committee, by withholding a portion of the shares to be issued pursuant to the subject Option having a Fair Market Value equal to the amount required to be withheld, or (e) in any other form of valid consideration permitted by the Committee.

     4.9 Restrictions on Transfer. Options shall not be transferable other than by will or the laws of descent and distribution, or pursuant to the terms of a qualified domestic relations order as defined by the Code; provided that the Committee may in its sole discretion permit the gratuitous transfer of any Option to members of the Optionee's immediate family, trusts for the benefit of such immediate family members, or partnerships or limited liability companies of which such immediate family members are the only partners or members. The designation by an Optionee of a beneficiary shall not constitute a transfer of the Option.

     4.10 Option Agreement. Each Optionee shall enter into a written Option Agreement with the Company in form and content prescribed by the Committee and pursuant to which the Optionee agrees to be bound by the terms and conditions of the Plan, the Option Agreement, and such other matters as the Committee deems appropriate.

                                   ARTICLE V

                     TERMINATION, AMENDMENT, AND ADJUSTMENT

     5.1 Termination and Amendment. The Plan shall terminate on the day before the tenth annual anniversary of the Effective Date. No Option shall be granted under the Plan after the date of termination. The Board may at any time terminate or amend the Plan or any provision of the Plan, provided that no such termination or amendment may, (a) without the consent of the affected Optionee, materially and adversely affect the rights of such Optionee under the Option, or
(b) without the approval of the Company's stockholders, (i) increase the maximum number of shares of Common Stock that may be issued pursuant to the Plan, in the aggregate or to any one Optionee (except as provided in Section 5.2), (ii) change the designation or class of Employees or other persons eligible to participate in the Plan, or (iii) decrease the purchase price of any shares of Common Stock issuable upon exercise of any previously granted Option (except as provided in Section 5.2).

     5.2 Adjustments. If the Committee shall determine that any stock dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of stock or other securities, liquidation, dissolution, or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Optionees under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the maximum number of shares of Common Stock issuable under the Plan, in the aggregate and to any one Optionee, the number of shares of Common Stock reserved and available for issuance upon exercise of Options, the number of shares of Common Stock issuable upon exercise of any outstanding Option and the exercise or purchase price therefor. The foregoing adjustments shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1 Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation plans.

     6.2 Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company and of any subsidiary or affiliate of the Company that adopts the Plan.

     6.3 Number and Gender. Whenever used herein, nouns in the singular shall include the plural, where appropriate, and the masculine pronoun shall include the feminine gender.

     6.4 Headings. Headings of articles and sections hereof are inserted for convenience of reference and constitute no part of the Plan.

     6.5 No Shareholder Rights. No person shall have any claim to be granted any Option under the Plan, and there is no obligation for uniformity of treatment of eligible participants. No grant of an Option shall confer on any Optionee any of the rights of a shareholder of the Company unless and until shares of Common Stock are duly issued and delivered to the Optionee in accordance with the terms of the Plan.

     6.6 Unfunded Status of Grants. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. Nothing contained in the Plan or any Option Agreement shall give any Optionee any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts or other arrangements to satisfy any of the Company's obligations under the Plan to deliver shares pursuant to the exercise of any Option, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan.

     6.7 Compliance with Code Section 162(m). It is the intent of the Company that Options granted under the Plan shall constitute "qualified performance-based compensation" within the meaning of Code Section 162(m) and the Treasury regulations thereunder. Accordingly, if any provision of the Plan or any Option Agreement does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any grant upon attainment of the applicable performance objectives.

     6.8 Governing Law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and each Option Agreement shall be determined in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws, and any applicable federal law.

     6.9 Employment of Optionee. Nothing in the Plan or in any Option Agreement shall confer upon any Employee any right to continued employment by the Company or limit in any way the right of the Company at any time to terminate or alter the terms of that employment.

     6.10 Information to Optionees. Upon written request, the Company shall furnish to each Optionee copies of its annual and quarterly reports, proxy statements and other material reports furnished by the Company to its stockholders.

                             AMERICAN HOMESTAR CORPORATION
                         PROXY - ANNUAL MEETING OF SHAREHOLDERS

 P              The undersigned hereby appoints Laurence A. Dawson, Jr. and
         Craig A. Reynolds, each with power to act without the other and with
 R full power of substitution, as Proxies to represent and to vote, as designated on the reverse side, all stock of American Homestar
 O Corporation owned by the undersigned at the Annual Meeting of Shareholders to be held at the Hotel Adolphus, 1321 Commerce, Dallas,
 X Texas, 75202, on Friday, October 9, 1998, at 10:00 a.m., local time, upon such business as may properly come before the meeting or any
 Y adjournment thereof, including the matters set forth on the reverse side.

                THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, (ii) FOR THE APPROVAL OF THE MARKET CAPITALIZATION ENHANCEMENT STOCK OPTION PLAN AND (iii) IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.


                          (Continued on reverse side)

                              FOLD AND DETACH HERE

                          (CONTINUED FROM OTHER SIDE)           PLEASE MARK  [X]
                                                               YOUR VOTE AS
                                                               INDICATED IN
                                                               THIS EXAMPLE

1. Election as Directors of the nine nominees listed below (except as indicated to the contrary below):

  FOR ALL       WITHHOLD AUTHORITY      INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE WITHHOLD
  NOMINEES      to vote on one or       BOX AND STRIKE THROUGH THE NOMINEE'S NAME BELOW.
                more nominees as
                struck out to the       Finis F. Teeter, Laurence A. Dawson, Jr., Craig A. Reynolds, Charles N. Carney, Jr., Jackie
                right.                  H. Hollane, Ronald E. McCaslin, William O. Hunt, Jack L. McDonald and Dale V. Kesler.


   [ ]               [ ]


                                                                                                2. Approval of the Market
                                                                                                   Capitalization Enhancement Stock
                                                                                                   Option Plan

                                                                                                   For    Against    Abstain
                                                                                                   [ ]    [ ]        [ ]


                                                                                                3. To their discretion on any other
                                                                                                   matter that may properly come
                                                                                                   before the meeting or any
                                                                                                   adjournments thereof.






                                                                                      Dated: _________________________________, 1998

                                                                                      ----------------------------------------------
                                                                                                       Signature

                                                                                      ----------------------------------------------
                                                                                                (Signature if held jointly)

                                                                                      Please date, sign exactly as shown hereon and
                                                                                      mail promptly this proxy in the enclosed
                                                                                      envelope. When there is more than one owner,
                                                                                      each should sign. When signing as an attorney,
                                                                                      administrator, executor, guardian or trustee,
                                                                                      please add your title as such. If executed by
                                                                                      a corporation, this proxy should be signed by
                                                                                      a duly authorized officer. If executed by
                                                                                      a partnership, please sign in the partnership
                                                                                      name by an authorized person.

                                                                                      This proxy may be revoked prior to the
                                                                                      exercise of the powers conferred by the proxy.

                                                                                      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                                                                                      OF DIRECTORS.

------------------------------------------------------------------------------------------------------------------------------------
                                                      --FOLD AND DETACH HERE--